UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2009

Forticell Bioscience, Inc.
(Exact Name of Registrant as Specified in its Charter)

DE	0-27368	11-3068704
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3960 Broadway New York, NY	10032
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (646) 218-1885

(Former name or former address, if changed from last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On November 21, 2008,  we filed a voluntary petition for relief under Chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) (Case No. 08-14665 (MG)). We reported such bankruptcy filing in our 8-K report filed on November 21, 2008. We remain in possession of our assets, and continue to operate as a “debtor-in-possession” pursuant to Chapter 11 of the Bankruptcy Code.

As we reported in an 8K we filed March 27, 2009, on or about March 31, 2009, we were scheduled to be evicted by our landlord, the Trustees of Columbia University (Columbia). We reported on the eviction proceeding by our landlord in our 10-Q for the quarter ended September 30, 2008. On April 24, 2009, our landlord agreed to stay the warrant of eviction until we filed our application with the Bankruptcy Court to approve certain DIP financing.

In an 8K filing on April 24, 2009, we indicated that we had been working for some time with Mr. A.M. Saad, an Israeli resident. Mr. Saad, acting through his company, Holy Land Art, Inc. (HLA), had been organizing an investor group to fund our continued operation. The investor group wished to seek control of Forticell.

In an 8K filing on May 15, 2009, we indicated that we had filed an application with the Bankruptcy Court to permit us to borrow up to $750,000 of debtor-in-possession (DIP) financing from HLA pursuant to Demand Notes controlled by a DIP Credit Agreement and a Security Agreement that primarily provided as security for the repayment of such loan a first priority lien on all of our intellectual property, receivables, deposit accounts, general intangibles, and certain of our equipment and furniture.

In an 8K filing on June 9, 2009, we reported that on June 8, 2009, we received final approval of our DIP financing package, of which $590,000 of budgeted expenditures were approved by the Bankruptcy Court. This was inclusive of the $133,000 of interim DIP financing we had already received in May 2009 that allowed us to pay $53,000 to Columbia for April and May 2009 rent and also meet our June 2, 2009 pre-market approval application response deadline for the use of our ORCEL medical device to treat venous leg ulcers. Out of the approved budgeted expenditures we were to pay the remaining $53,000 balance of the $106,000 due for rental of our New York City office, laboratory and clean room space for the four months ending July 31, 2009, staying the landlords’ warrant of eviction until August 3, 2009. $34,000 was paid towards this amount on June 9, 2009.

HLA has failed to comply with the bankruptcy order for DIP financing in that it has not provided the requisite funding detailed in the order by the June 12, 2009 court imposed deadline. HLA continues to be in breach of said order as of the date of this filing.  The absence of such funding voids the bankruptcy court order. Given our sudden unexpected loss of DIP financing and our exposure to possible imminent eviction, we can give no assurance regarding the continuation of our operations. We will now endeavor to find alternative financing. Our bankruptcy attorney is now assessing our potential claims for damages against HLA and any other parties that may have caused the breach or made misrepresentations regarding, among other things, HLA’s ability to provide financing necessary for the debtor to continue its operations.

Item 7.01 Regulation FD Disclosure.

Cautionary Statements Regarding Forward-Looking Statements

This report (including the exhibit hereto), contains predictions, projections and other statements about the future that are intended to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, but are not limited to, those described in this report (including the exhibit hereto), our 2007 Annual Report on Form 10-KSB, and its Quarterly Reports on Form 10-Q, as well as the following: the effects of the our chapter 11 filing on us and the interests of its various creditors, equity holders and other constituents; Bankruptcy Court rulings in the chapter 11 case and the outcome of the proceeding in general; the length of time the Company will operate under the chapter 11 proceeding; the risks that the conditions and deadlines for confirmation of the chapter 11 plan of reorganization will be satisfied; increased legal costs related to the chapter 11 case and other litigation; our ability to maintain contracts that are critical to its operations, to obtain and maintain normal terms with suppliers and service providers and to retain key executives; our ability to manage costs, maintain adequate liquidity, maintain compliance with debt covenants and continue as a going concern; the risk that the chapter 11 case could be converted into a chapter 7 liquidation; and the risks related to trading in our common stock, and which we may expect to be canceled upon emergence from chapter 11. These forward-looking statements speak only as of the date of this report, and we disclaim any obligation or undertaking to update such statements. In assessing forward-looking statements contained in this report, readers are urged to read carefully all such cautionary statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Forticell Bioscience, Inc. (Registrant)

Date: June 18, 2009	By:	/s/ Alan W. Schoenbart
Chief Executive Officer